Exhibit 99.1

Agreement Reached Between Wilhelmina and Holders

Dallas, October 18/PRNewswire-First Call/ - Wilhelmina International, Inc. (“Wilhelmina” or the “Company”) announced today that an agreement has been reached among the Company, Newcastle Partners, L.P. and Dieter Esch, Brad Krassner and their controlled affiliates, who are the former owners of Wilhelmina International, Ltd. (together with its operating affiliates, the “Wilhelmina Companies”).  The principal terms of the agreement include:

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A total of 18,811,686 shares of common stock held in escrow for purposes of a post closing adjustment to the purchase price for the Wilhelmina Companies will be released to Esch, Krassner and their affiliates.  All such shares are already reflected in the outstanding share count reported by the Company since the February 2009 closing of the acquisition.

•	All the Company’s future earn-out obligations regarding the Company’s Artist Management Division are cancelled.

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Approximately 39% of the first $2 million of Company’s earn-out obligations (i.e.,  up to approximately $775,000) regarding its Miami subsidiary are cancelled; and approximately 69% of any such Miami earn-out obligation over $2 million are cancelled.

•	The parties have entered into an amendment to their existing voting agreement to add 2 independent directors to Wilhelmina’s Board of Directors, subject to a pre-determined selection process.

•	All pending or threatened claims by the parties, including litigation pending in New York concerning the escrowed stock, are dismissed or waived.

Mark Schwarz, Wilhelmina’s Chief Executive Officer, stated “We are pleased to have entered into this win-win agreement, which materially reduces Wilhelmina’s future obligations and puts a significant distraction behind the company.  It also allows us to fully leverage the experience and insight into our business brought by Messrs. Esch and Krassner, who – with this settlement – we anticipate will be even more heavily invested in our long term success.  In addition, we will also be adding two new directors, who we expect will be valuable contributors as we seek to grow the Company.”

Mr. Schwarz further added:  "Mr. Esch and Mr. Krassner have informed the company that they are satisfied with this settlement and they hope that it will be a positive catalyst in furthering the Company's ability to execute on its strategy, including expanding its future activities."

Forward-Looking Statements

This release contains certain "forward-looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management.  When used in this report, the words "anticipate", "believe", "estimate", "expect" and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements.  Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitation, the Company's success in integrating the operations of the Wilhelmina Companies in a timely manner, or at all, the Company's ability to realize the anticipated benefits of the Wilhelmina Companies to the extent, or in the timeframe, anticipated, competitive factors, general economic conditions, the interest rate environment, governmental regulation and supervision, seasonality, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the SEC.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  The Company does not intend to update these forward-looking statements.

About Wilhelmina International, Inc. and Wilhelmina Artist Management (http://www.wilhelmina.com/):

Through Wilhelmina Models and its other subsidiaries including Wilhelmina Artist Management, Wilhelmina International, Inc. provides traditional, full-service fashion model and talent management services, specializing in the representation and management of leading models, entertainers, artists, athletes and other talent to various customers and clients including retailers, designers, advertising agencies and catalog companies. Wilhelmina Models was founded in 1967 by Wilhelmina Cooper, a renowned fashion model, and is one of the oldest and largest fashion model management companies in the world. Wilhelmina Models is headquartered in New York and, since its founding, has grown to include operations located in Los Angeles and Miami, as well as a growing network of licensees comprising leading modeling agencies in various local markets across the U.S.

Contact: John Murray, CFO 214-661-7480